Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127672, 333-120364, 333-107218, 333-97091, 333-67094, 333-42664, 033-81980, 333-61003, 333-19351 and 333-14833) and Form S-3 (Nos. 333-92040, 333-37876, 333-77631, 333-70333 and 333-67781) of Plantronics, Inc. of our report dated March 9, 2005, except for Note 15, as to which the date is July 11, 2005, with respect to the consolidated financial statements of Altec Lansing Technologies, Inc. for the year ended December 31, 2004, which appears in this Form 8K/A.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 14, 2005